Exhibit 99.1


                 BEI Annual Meeting Scheduled for April 21, 2005

    FORT SMITH, Ark.--(BUSINESS WIRE)--Jan. 21, 2005--Beverly Enterprises, Inc. (NYSE: BEV) today announced that it has adopted a policy to hold the Company's Annual Meeting of Stockholders as early as practicable in each calendar year. As a result, the 2005 Annual Meeting will be held at 10:00 a.m. (CDT) on Thursday, April 21, at BEI's Corporate Center - 1000 Beverly Way, Fort Smith, Arkansas. The Meeting has been moved closer to the announcement of 2004 annual results and the filing of the Company's Form 10-K with the Securities and Exchange Commission, which is expected to be in early March.
    The Company's advance notice bylaws provision requires that any stockholder proposal to be presented from the floor at the 2005 Annual Meeting must be received in writing by the Corporate Secretary by February 5, 2005.
    Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. Beverly, through its subsidiaries, currently operates 351 skilled nursing facilities, as well as 18 assisted living centers, and 53 hospice and home health centers. Through Aegis Therapies, Beverly also offers rehabilitative services on a contract basis to facilities operated by other care providers.



    CONTACT: Beverly Enterprises, Inc., Fort Smith
             Investor Contact:
             James M. Griffith, 479-201-5514
             or
             Media Contact:
             Blair C. Jackson, 479-201-5263
             www.beverlycorp.com